Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                            AMENDMENT AND RESTATEMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         CARRAMERICA REALTY CORPORATION


         CarrAmerica Realty Corporation, a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland (the "Corporation"), and having The Corporation Trust, Incorporated as its resident agent located at 23 South Street, Baltimore, Maryland, hereby certifies to the State Department of Assessment and Taxation of Maryland that:


         FIRST: The charter of the Corporation is hereby amended by striking in its entirety Section 4.1 and by inserting in lieu thereof the following:

                  "Section 4.1 Shares and Par Value. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 215,000,000, consisting of 180,000,000 shares of Common Stock having a par value of one cent ($.01) per share, amounting in the aggregate to par value of $1,800,000, and 35,000,000 shares of Preferred Stock having a par value of one cent ($.01) per share, amounting in the aggregate to par value of $350,000."


         SECOND: The total number of shares of all classes of stock that the Corporation was heretofore authorized to issue is 105,000,000, consisting of 90,000,000 shares of Common Stock having a par value of one cent ($.01) per share, amounting in the aggregate to par value of $900,000, and 15,000,000 shares of Preferred Stock having a par value of one cent ($.01) per share, amounting in the aggregate to par value of $150,000. The shares are not divided into classes.

         THIRD: The charter of the Corporation is hereby amended by striking in its entirety Section 5.1(v) and by inserting in lieu thereof the following:

                  "(v) "Special Shareholder" shall mean (i) Security Capital U.S. Realty S.A., Security Capital Holdings S.A. and any affiliate of either such Person who shall acquire any shares of Stock either directly pursuant to the Stock Purchase Agreement or from either such Person (or another affiliate thereof) in accordance with the provisions of such Stock Purchase Agreement or the Stockholders Agreement, (ii) any Person who is considered a Beneficial Owner of shares of Stock as a result of the actual ownership of shares of Stock by any of the Persons identified in clause (i) above, and (iii) any bona fide financial


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         institution that Acquires Beneficial Ownership of shares of Stock either (x) as a result of an exercise of rights as a pledgee or otherwise in connection with bona fide indebtedness of any of the Persons identified in clause (i) above or (y) as a result of any such Person's default under any such bona fide indebtedness (it being understood that no pledge or other assignment of such shares of Stock as collateral for bona fide indebtedness shall in and of itself result in the pledgee or assignee being deemed to have Beneficial Ownership of the pledged or assigned shares of Stock unless and until a default with respect to such indebtedness shall have occurred and the lender therefore has a current right to exercise its rights as pledgee or assignee with respect to such shares of Stock), subject in each case to the condition that such bona fide financial institution's Beneficial Ownership of Stock would not result in the Special Shareholders as a group exceeding the Special Shareholder Limit; provided, that, as a condition to a bona fide financial institution's qualifying under clause (iii) above, (p) each of Security Capital U.S. Realty S.A. and Security Capital Holdings S.A. shall agree in writing (and each such agreement shall be reasonably acceptable to the Corporation) that each such bona fide financial institution shall be deemed a Special Shareholder and the shares of Stock owned by each such financial institution shall be included (without duplication) with the shares of Stock owned by persons otherwise deemed Special Shareholders in determining the Special Shareholder Limit, and (q) such bona fide financial institution shall agree in writing (and such agreement shall be reasonably acceptable to the Corporation), in advance or promptly following acquisition of Beneficial Ownership of any shares of Stock as described in clause (iii) above, to be bound by the Stockholders Agreement (including, without limitation, the provisions to the effect that shares of Stock cannot be transferred if the transfer would violate the restrictions set forth in Section 5.2 of the Charter)."

         FOURTH: On February 5, 1998 and March 5, 1998, respectively, the board of directors of the Corporation duly approved the foregoing amendments to the charter of the Corporation, subject to, among other things, the approval thereof by the stockholders of the Corporation.

         FIFTH: Notice of the 1998 annual meeting of stockholders of the Corporation to, among other things, take action on certain proposals, including the foregoing amendments, was given to each stockholder entitled to vote on the foregoing amendments.

         SEVENTH: The stockholders of the Corporation on May 7, 1998 duly approved the foregoing amendments to the charter of the Corporation at the 1998 annual meeting of the stockholders of the Corporation.

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         IN WITNESS WHEREOF, CarrAmerica Realty Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice Present, General Counsel and Secretary and attested by its Assistant Secretary on June 16, 1998. The undersigned hereby certifies, under penalties of perjury, that to the best of his or her knowledge, information and belief the matters and facts set forth herein are true and correct in all material respects.


                                     CARRAMERICA REALTY CORPORATION


                                     By:  /s/  Linda A Madrid
                                          ---------------------------
                                          Linda A. Madrid
                                          Senior Vice President, General Counsel
                                          and Secretary


Attest:  /s/  Kelly S. Holdcraft
         ---------------------------
         Kelly S. Holdcraft
         Assistant Secretary






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